EXHIBIT 99.1

For Immediate Release: February 28, 2006

For More Information, Contact:
Donald L. Correll, President and CEO, Pennichuck Corporation
William D. Patterson, VP, Treasurer and Chief Financial Officer
Phone: 603-882-5191
Fax: 603-882-4125

Pennichuck Corporation Announces 2005
Earnings

Revenues and Utility Operating Income Improve;
Net Earnings Still Impacted by Eminent Domain Costs

MERRIMACK, NH (February 28, 2006) - Donald L. Correll, President and Chief Executive Officer of Pennichuck Corporation, today announced the Company's consolidated earnings for the year ended December 31, 2005.

Mr. Correll reported that the Company continued to show strong growth in its utility revenues and continued improvement in its utility operating income. The combined revenues of the Company's three utilities increased to $21.6 million, or an increase of 9.9% from 2004. The utilities' combined operating income increased to $4.8 million in 2005, a 7.5% increase over 2004. Mr. Correll said "throughout 2005 the Company has seen improved utility operating results which can be attributed to rate relief, an improvement in weather conditions from the prior year and continued management of operating expenses". Despite the continued improvement in utility operating performance, net earnings continued to be burdened by eminent domain costs.

Net income for the year was $477,000, compared to consolidated net income of $1.8 million in 2004. On a per share basis, basic earnings per share for 2005 were $.13 compared to $.57 for 2004. Mr. Correll indicated that among other things, the results of operations for the year ended December 31, 2005 were adversely impacted by a significant increase in legal, consulting and other costs relating to the City of Nashua's ongoing eminent domain efforts. For 2005, those expenses, net of taxes, were approximately $1.4 million, or $.38 per share, compared to $721,000, or $.22 per share, for 2004. Excluding the effect of those expenses in 2005 and 2004, consolidated net income was $1.9 million, or $.51 per share and $2.5 million, or $.79 per share, respectively.

Mr. Correll said, "2005 continued the transitional period for Pennichuck, characterized by solid progress toward our key growth initiatives and continued investments in capital improvements. From that platform, we are continuing to move forward in 2006 with a continuing focus on growing revenues, improving profitability, undertaking major system upgrades, and broadening our customer base through acquisitions and new and renewed service contracts. Despite the ongoing distraction and cost of defending against the eminent domain action by the City of Nashua, we are well-positioned and confident in our ability to pursue many new business opportunities this year."

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The increase in the Company's combined revenues for its three utilities was due primarily to rate relief approved by the New Hampshire Public Utilities Commission (NHPUC) and implemented by the Company's two largest regulated subsidiaries, Pennichuck Water Works, Inc. and Pennichuck East Utility, Inc. during 2005. In addition, the Company experienced 2.4% customer growth during the year, resulting in a total combined customer base of approximately 31,000 as of December 31, 2005.

The Company's non-regulated water service business generated revenues of $2.1 million in 2005 compared to $1.9 million in 2004. The increase in contract revenues reflects the addition of 10 smaller system contracts during 2005 and increased contract fees for work performed under certain operating contracts.

Revenues generated from the Company's real estate activities during 2005 were $128,000 compared to $1.4 million in 2004. Revenues in 2004 included approximately $1.2 million from the sale of a 67-acre parcel of unimproved land.

Consolidated revenues for the quarter ended December 31, 2005 were $5.7 million as compared to $6.6 million for the fourth quarter 2004. The decrease in revenues as compared to Q4 2004 was attributable to the significant land sale in 2004 referenced above which occurred during the fourth quarter of 2004. Net earnings for the fourth quarter 2005 were $23,000 as compared to $1.0 million in 2004. The decrease in net income was due to both the reduced real estate revenues as well as an increase in eminent domain costs during 2005 which were more heavily weighted in the fourth quarter.

Pennichuck will conduct a Webcast and conference call for investors at 2:00 p.m. on Wednesday, March 1, 2006. The live webcast and webcast replay will be available at www.pennichuck.com. To access the webcast, go to www.pennichuck.com, then click on the Investor Relations page and the webcast section. The domestic call-in number is 1-800-500-0311; international callers should dial 1-719-457-2698. A replay of the webcast will be available after the conclusion of the call and archived on the Company's website.

The Company's annual meeting of shareholders will be held at 9:00 am on Thursday, May 4, 2006 at the Nashua Marriott Hotel. The Board of Directors has fixed the close of business on March 22, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in southern and central New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company's real estate operations are involved in the ownership, management and development of real estate in the greater Nashua, New Hampshire areas. Pennichuck Corporation's common stock trades on the Nasdaq NMS under the symbol "PNNW". The Company's website is at www.pennichuck.com.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, timing and results of eminent domain proceedings before the NHPUC, and the impact thereof on consolidated business operations;

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timing and amount of regulated water utility rate relief; changes in general economic conditions, legislation or regulation and accounting factors affecting Pennichuck Corporation's financial condition and results of operations; and, the impact of weather. Investors are encouraged to access Pennichuck Corporation's annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation's forward-looking statements.

Pennichuck Corporation
Comparative Operating Results

Twelve Months Ended December 31:	2005	2004

Consolidated Revenues	$23,787,000	$23,025,000

Utility Operating Income	$4,804,000	$4,471,000

Net Income	$477,000	$1,820,000

Earnings per Share:
Basic	$.13	$.57
Diluted	$.13	$.57

Average Shares Outstanding:
Basic	3,703,412	3,203,759
Diluted	3,709,962	3,211,487

Quarter Ended December 31:	2005	2004

Consolidated Revenues	$5,735,000	$6,578,000

Utility Operating Income	$1,042,000	$995,000

Net Income	$23,000	$1,049,000

Earnings per Share:
Basic	$.01	$.33
Diluted	$.01	$.32

Average Shares Outstanding:
Basic	4,188,917	3,218,594
Diluted	4,205,435	3,227,726

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